SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant   [ X ]
Filed by a party other than the registrant   [     ]
Check the appropriate box:
[     ]   Preliminary Proxy Statement
[     ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]   Definitive Proxy Statement
[     ]   Definitive Additional Materials
[     ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLARION TECHNOLOGIES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ]   No fee required
[     ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee Paid:

[     ]   Fee paid previously with preliminary materials
[     ]   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, schedule, or registration statement no.:
(3)	Filing party: ___________________________________________________________________________
(4)	Date filed:

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

May 22, 2003

Dear Stockholder:

        You are cordially invited to attend Clarion Technologies, Inc.'s 2003 Annual Meeting of Stockholders which will be held on June 18, 2003, at 9:00 a.m., local time, at The DeVos Communications Center (on the Calvin College Campus), Lower Level-Room DC015, 3201 Burton Street, S.E., Grand Rapids, Michigan 49546.

        The official Notice of Meeting, Proxy Statement and Proxy are included with this letter. The proposals listed in the Notice of Meeting are more fully described in the Proxy Statement.

        Whether or not you plan to attend the Annual Meeting in person, and regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy card promptly in the enclosed envelope. This will ensure that your shares are voted as you wish and that a quorum will be present.

Sincerely, William Beckman President

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE

Clarion Technologies, Inc.

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TIME:	9:00 a.m., local time, June 18, 2003
PLACE:	DeVos Communications Center Calvin College Campus Lower Level--Room DC015 3201 Burton Street, SE Grand Rapids, Michigan
PROPOSALS:	Election of seven directors; and to transact any other proper business
RECORD DATE:	Only holders of record at the close of business on April 28, 2003, are entitled to notice of and to vote on the proposals presented at the meeting and at any adjournment or postponements thereof.

By Order of the Board of Directors,
May 22, 2003	William Beckman President

        Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.

CLARION TECHNOLOGIES, INC.

38 West Fulton Street, Suite 300
Grand Rapids, Michigan 49503

_________________

PROXY STATEMENT

_________________

2003 Annual Meeting of Stockholders

June 18, 2003

_________________

        This Proxy Statement and accompanying Proxy are being furnished to the holders of common and preferred stock of Clarion Technologies, Inc., in connection with the solicitation by the Board of Directors of proxies to be used at the 2003 Annual Meeting of Stockholders. The Annual Meeting will be held on June 18, 2003, at 9:00 a.m., local time, at The DeVos Communications Center (on the Calvin College Campus), Lower Level—Room DC015, 3201 Burton Street, S.E., Grand Rapids, Michigan 49546.

SOLICITATION OF PROXIES

        As an owner of the Company, you are entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a stockholder of the Company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for that purpose.

        If the proxy card is properly executed and returned, your shares represented by the proxy will be voted at the Annual Meeting and at any adjournment of that meeting. Where you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted FOR the election of all nominees named in the proxy. A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to our Secretary, (2) executing a proxy of a later date, or (3) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke your proxy.

        On April 28, 2003, the record date of the meeting, there were 44,339,343 shares of our common stock, 37,770 shares of our Series A Convertible Preferred Stock, and 1,950,250 shares of our Series B Convertible Preferred Stock outstanding. Each outstanding share of common stock entitles the holder to one vote per share; each outstanding share of Series A Preferred Stock currently entitles the holder to 571.429 votes per share; and each outstanding share of Series B Preferred Stock currently entitles the holder to 5.714 votes per share. The presence in person or by proxy of at least a majority of these shares constitutes a quorum.

        Under Delaware law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on that matter; therefore, it is not counted in determining whether a matter requiring approval of a majority of shares present and entitled to vote has been approved. Votes cast at the meeting or submitted by proxy will be counted by inspectors of the meeting who will be appointed by us. We bear all costs for the solicitation of proxies.

ELECTION OF DIRECTORS

        Our Board of Directors has nominated the following persons for election as directors, each to serve until the 2004 annual meeting: Kenneth La Grand, Steven W. Olmstead, Jack D. Rutherford, Frederick A. Sotok, Frank T. Steck, Anthony Wauterlek and Craig A. Wierda. Each of the nominees are incumbent directors of the Company previously elected by our stockholders, except Mr. Wauterlek and Mr. La Grand, who were appointed to the Board in November 2002 and March 2003, respectively.

        This Proxy Statement contains more information about the nominees below. Unless otherwise directed by your proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for those substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        A plurality of the votes cast at the meeting is required to elect the nominees as directors. Accordingly, the seven persons who receive the largest number of votes cast at the meeting will be elected as directors. There is no right to cumulative voting as to any matter, including the election of directors.

        Our Board of Directors is committed to sound and effective corporate governance practices. Currently, a majority of our directors are independent and, effective as of the first Board meeting immediately following the Annual Meeting, each member of our Audit, Compensation and Governance Committees will be independent under Delaware law and the existing listing standards of the New York Stock Exchange and NASDAQ.

        The Board of Directors recommends a vote FOR the election of the nominees to the Board of Directors.

        The following biographical information is provided for each nominee for election at the Annual Meeting.

        Kenneth La Grand, 62, has been a Director of our Company since March 2003. Mr. La Grand served as the Executive Vice President of Gentex Corporation from September 1987 until he retired in January 2003. Mr. La Grand continues to serve as a Director of Gentex Corporation. Mr. La Grand received a BSME from Michigan State University.

        Steven W. Olmstead, 50, has served as a Director since April 2002. Mr. Olmstead was employed as a certified public accountant for nine years by Arthur Young & Company, focusing primarily on audit services. In 1985, Mr. Olmstead became the Vice President of Finance and Treasurer and a member of the board of directors of Indian Head Industries, Inc., a manufacturer of interior trim and engine sealing components for the automobile industry and of brake system components for the heavy duty truck industry with six plants including operations in Canada and Europe with annual revenues of approximately $110 million. In 1993, Mr. Olmstead became a partner in a management consulting practice specializing in turnaround management of financially troubled businesses. Since 1997, Mr. Olmstead has operated as a self-employed consultant serving in numerous capacities for several companies, including interim president and chief executive officer and chief operating officer. Mr. Olmstead received an MBA from The University of Michigan with emphasis in finance and accounting and a BBA from Western Michigan University in finance and economics.

        Jack D. Rutherford, 69, served as Chairman of our Board from November 1998 until December 2000 and has been a Director since October 1998. Mr. Rutherford served as our Chief Executive Officer from January 1999 through December 1999. Mr. Rutherford is the co-founder, Chairman and Chief Executive Officer of ICM Industries, Inc., a private holding company of turn-around manufacturing businesses. ICM has acquired 13 companies with total revenues of over $452 million. From 1978 to 1985, Mr. Rutherford served in various executive officer positions at International Harvester (Navistar International), including Vice Chairman from 1984 to 1985 and President and Chief Operating Officer from 1983 to 1984. Prior to joining International Harvester, Mr. Rutherford was employed by Ford Motor Company for 26 years. Mr. Rutherford received an MBA from Michigan State University and an advanced management degree from Harvard Business School.

        Frederick A. Sotok, 68, has served as a Director since May 1999. Mr. Sotok became Manager of Manufacturing in 1977 at Prince Corporation, an automotive supplier of interior parts. That company was acquired in 1996 by Johnson Controls, Inc. Mr. Sotok became Vice President of Manufacturing in 1980 and Senior Vice President of Operations in 1989. In 1993, Mr. Sotok became Executive Vice President and Chief Operating Officer. Prior to employment with Prince Corporation, Mr. Sotok spent 17 years with General Electric in various manufacturing positions. Mr. Sotok is currently retired. Mr. Sotok is also on the advisory board of Innotec, Inc. in Zeeland, Michigan, serves as a Director of Gentex Corporation and consults with other West Michigan firms. Mr. Sotok holds an MBA from the University of Detroit and a bachelor’s degree in metallurgy from Penn State University.

        Frank T. Steck, 65, has served as a Director since October 1998. Mr. Steck has over 35 years of experience in retail, wholesale and manufacturing with strong emphasis in heavy duty industries, including agriculture, automotive, truck and construction. Mr. Steck is currently employed in the executive search industry as Vice President of A.T. Kearney, a position he has held for over six years. Mr. Steck has previously served as Senior Vice President and General Manager-North America of Fleetguard, Inc., a subsidiary of Cummins Engine Co., as Vice President-Worldwide Parts Marketing and Sales of J.I. Case, a subsidiary of Tenneco, Inc., as Vice President and General Manager-Corporate Parts Operations of International Harvester, and as Director of Marketing-Automotive Products of Sears, Roebuck and Company. Mr. Steck currently serves as a Director of SRC Holdings Corporation. Mr. Steck graduated from Wilkes University with a BS degree in business administration and economics.

        Anthony Wauterlek, 65, has served as a Director since November 2002. Mr. Wauterlek has managed Ritchie Wauterlek Asset Management, a private venture capital group located in Chicago, Illinois, and served as an advisor/director of the Prince Corporation. Mr. Wauterlek obtained a BSBA from Roosevelt University and the University of Illinois and an MA from East Carolina University.

        Craig A. Wierda, 42, has served as Chairman of our Board since January 2001 and has been a Director since February 1999. Mr. Wierda has over 17 years of experience in the automotive industry. Mr. Wierda acquired his first automobile dealership in 1985 and currently owns five dealerships throughout Michigan, with total annual sales of more than $100 million. From 1995 to 1996, Mr. Wierda served as a director of Prince Corporation. Mr. Wierda received a BA from the Northwood Institute.

        There are no family relationships between any of the foregoing persons or any of our executive officers.

Board and Committees

        Our Board of Directors held five meetings (exclusive of committee meetings) during 2002. During 2002, each incumbent director attended at least 75% of the meetings of the Board of Directors and any committees on which such director served. Our Board has established the following committees, the functions and current members of which are noted below.

        Executive Committee. The Executive Committee is comprised of Jack Rutherford, Fred Sotok and Craig Wierda. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or the Company’s Bylaws), and is delegated certain assignments and functions by the Board of Directors. This Committee did not meet during the last fiscal year.

        Executive Compensation Committee. The Executive Compensation Committee is comprised of Steven Olmstead, Frank Steck and Craig Wierda. The Executive Compensation Committee recommends to the Board the annual executive incentive plan, the grant of employee stock options, and the annual remuneration of our Chairman and Chief Executive Officer, and acts as the administrative committee for our employee stock option and long term incentive plans. The Committee met once during the last fiscal year.

        Nominating Committee. Our Nominating Committee consists of Craig Wierda and Fred Sotok. Effective as of the first Board meeting immediately following the Annual Meeting, this Committee will be recomprised and be known as the Nominating and Corporate Governance Committee. At that time, the Committee will be responsible for (1) recommending qualifications and standards to serve as a director, (2) identifying and recommending individuals qualified to become one of our directors, and (3) developing, recommending and reviewing corporate governance standards and policies. This Committee did not meet last year. The Committee will consider nominees recommended by security holders; provided, however, the Company’s Bylaws contain certain notice and procedural requirements applicable to director nominations, irrespective of whether the nominees need to be included in the Company’s proxy materials. A copy of the Company’s Bylaws, setting forth those procedures, has been filed with the Securities and Exchange Commission and can be obtained from the public reference section of the Commission or from us.

        Audit Committee. The Audit Committee is comprised of Jack Rutherford, Frank Steck and Craig Wierda. The Audit Committee recommends to the Board of Directors the selection of independent auditors and reviews the scope of their audit, their audit reports, and any recommendations made by them. The committee pre-approves the services and fees paid for audit and nonaudit services by the independent auditors under the Committee’s Policy Regarding the Approval of Audit and Nonaudit Services Provided by the Independent Auditor, a copy of which is attached as Appendix A to this Proxy Statement. The committee also reviews and recommends to the Board issues concerning the Company’s dividend policies, capital expenditures, and other related financial matters. The Committee met two times during the last fiscal year.

        Effective March 13, 2003, the Company’s Board of Directors adopted a revised charter with respect to the roles and responsibilities of the Audit Committee, which can be found as attached Appendix B. The Audit Committee’s formal report for the year 2002 is found below.

Audit Committee Report

        Pursuant to its written charter, the Audit Committee, in discharging its oversight responsibilities as to the audit process took the following actions:

        1.        The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 28, 2002.

        2.        The Audit Committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those contained in the Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        3.        The Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” as amended, and have discussed with the auditors the auditors’ independence.

        Based upon the above-mentioned review and discussion, the Audit Committee recommended to the Board of Directors that it include the financial statements referred to above in the Company’s Form 10-K for the year ended December 28, 2002, and the Board of Directors concurred in such recommendation.

Jack Rutherford, Member

Frank Steck, Committee Member

Craig Wierda, Committee Member

Compensation of Directors

        Each calendar year, our directors are granted options for the purchase of our common stock. The options are granted quarterly, pro rata, as of the end of each quarter. The option exercise price is required to equal the market value of our common stock on the date of grant. Each option is exercisable for 10 years following the date of grant and vests on the first anniversary of the grant date. In addition, we reimburse directors for out of pocket expenses incurred to attend board and committee meetings. For fiscal 2002, we granted our directors options to acquire a total of 58,500 shares of our common stock.

Committee Report on Executive Compensation

        The Executive Compensation Committee adheres to the compensation policies and practices of the Company utilized in establishing the compensation of all employees. This is reflective of the Company’s commitment to the participative management process and the resulting emphasis on the collective efforts and achievements of all employees of the Company.

        Compensation Philosophy. Our approach to compensation is to further our goal of empowering our employees, working individually and as a team, to achieve personal and collective goals. Our compensation policies are intended to reward the achievement of annual and long-term goals, both personal and corporate, as well as to encourage future excellent performance. In March 2003, our Board of Directors approved the Clarion Technologies, Inc. 2003 Employee Bonus Plan, which provides for bonuses tied to our financial performance.

        Compensation Policies and Programs. For fiscal year 2002, our compensation programs consisted of cash compensation only. Each year, we utilize external wage surveys to determine the total compensation levels of employees performing roles with organizations of similar size and like function. These pay ranges are then used to establish a base compensation. Compensation for the President is arrived at using the same methodology as for other senior employees.

        We believe stock options and stock ownership contribute to the aligning of employee’s interests with those of stockholders. Our stock option plans encourage stock ownership by employees by authorizing the grant of stock options to certain key employees. In determining the size of individual option grants, the Committee evaluates each employee’s job responsibilities, competitive market practices, as well as the anticipated potential that individual has in contributing to our success. During fiscal 2002, however, we did not issue options to any executive officers. We also encourage stock ownership through participation in our Employees’ Stock Purchase Plan. This plan, available to most employees, permits employees to purchase shares of our common stock at a discount (up to 15%) from the market price of such shares.

        The Committee will review the limitations on the deductibility for certain compensation paid to Executive Officers whose annual compensation exceeds $1,000,000 as imposed by § 162(m) of the Internal Revenue Code. To date, no officer has exceeded that level.

Executive Officers

The following table sets forth certain information with respect to our executive officers:

Name	Age	Posistion
William Beckman John Brownlow Thomas Wallace Edmund Walsh	55 39 48 33	President Vice President of Sales Chief Operating Officer Treasurer and Chief Financial Officer

        William Beckman has served as our President since December 1999. From February 1999 until November 1999, Mr. Beckman served as Chief Executive Officer of Clarion Plastics Technologies, Inc., one of our wholly owned subsidiaries. From October 1997 until January 1999, Mr. Beckman served as Chief Financial Officer of Johnson Controls Interiors, an automotive supplier of interior parts. Prior to October 1997, Mr. Beckman served as Vice President — Finance of Johnson Controls Interiors as well as Prince Corporation.

        John Brownlow has served as our Vice President of Sales since September 2001. From June 2001 to September 2001, Mr. Brownlow served briefly as Plant Manager of our Caledonia Manufacturing Facility. Mr. Brownlow served as the Director of Corporate Purchasing from November 2000 until March 2001. Mr. Brownlow started with us in June 2000 as the Managing Director of the Heavy Truck Business Unit. Prior to his employment with us, Mr. Brownlow served as General Manager of Progressive Metal Manufacturing in Ferndale, MI.

        Thomas Wallace has served as our Chief Operating Officer since January 2001. From August 2000 until December 2000, Mr. Wallace served as General Manager of Joint Ventures for Johnson Controls, Inc. and served as their General Manager for Interiors-Europe from October 1996 to August 2000. Prior to Johnson Controls’ acquisition of Prince Corporation in 1996, Mr. Wallace served in various leadership positions at Prince Corporation.

        Edmund Walsh has served as our Treasurer since April 2002 and as Chief Financial Officer since September 2001. From May 2001 until September 2001, Mr. Walsh served as Operations Controller. From August 1999 to May 2001, Mr. Walsh served as Senior Business Analyst at Steelcase, Inc. From June 1992 to August 1999, Mr. Walsh served in various financial positions at Johnson Controls, Inc. and Prince Corporation.

SECURITIES OWNERSHIP

        The following table shows, as of February 28, 2003, the number of shares of our Class A Preferred Stock (Preferred A), Class B Preferred Stock (Preferred B), and Common Stock beneficially owned by (i) each Director, Director nominee and Named Executive identified in the executive compensation tables, (ii) all directors and executive officers as a group, and (iii) the beneficial owners of more than 5% of the Company’s common stock. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Directors, Named Executives, and 5% Stockholders	Amount and Nature of Beneficial Ownership			Percent of Class (1)
	Preferred A	Preferred B	Common	Preferred A	Preferred B	Common
William Beckman	189	--	1,193,000 (2)	.5%	--	2.7%
Edmund J. Walsh	--	--	--	--	--	--
Thomas Wallace	295	--	511,371 (3)	.8%	--	1.2%
John Brownlow	--	--	--	--	--	--
Jack D. Rutherford	--	62,500	784,893 (4)	--	3.1%	1.8%
Frederick A. Sotok	--	--	89,900 (5)	--	--	0.2%
Frank T. Steck	--	25,000	566,857 (6)	--	1.3%	1.3%
Steven W. Olmstead	--	--	--	--	--	--
Anthony Wauterlek	--	--	--	--	--	--
Craig A. Wierda	2,734	241,500	18,646,085 (7)	7.2%	12.4%	42.1%
William Blair Mezzanine Capital	34,551	--	29,591,226 (8)	91.5%	1.7%	46.2%
Elsa D. Prince Living Trust	--	731,250	4,178,571	--	36.8%	8.6%
All executive officers and directors as a group (10 persons)	3,218	329,000	21,792,106 (9)	8.5%	16.9%	49.2%

(1)

Percentages are calculated based upon shares outstanding on February 28, 2003, plus shares which the person has a right to acquire under preferred stock conversion rights, stock options and warrants exercisable within 60 days.

(2)

Includes (i) 50,000 shares owned by Mr. Beckman’s children, (ii) 525,000 shares with respect to which Mr. Beckman has the right to acquire beneficial ownership under warrants exercisable in the next 60 days, and (iii) 108,000 shares with respect to which Mr. Beckman has a right to acquire beneficial ownership within 60 days by converting class B preferred stock into common stock.

(3)	Includes 168,571 shares with respect to which Mr. Wallace has the right to acquire beneficial ownership within 60 days by converting class B preferred stock into common stock.

(4)

Includes (i) 357,143 shares with respect to which Mr. Rutherford has a right to acquire beneficial ownership within 60 days by converting Class B Preferred Stock into common stock, (ii) 20,000 shares owned by the Rutherford Limited Partnership, (iii) 25,000 shares with respect to which Mr. Rutherford has a right to acquire beneficial ownership under certain warrants exercisable within 60 days and (iv) 15,000 shares with respect to which Mr. Rutherford has a right to acquire beneficial ownership under options exercisable within 60 days.

(5)

Includes (i) 400 shares owned by Mr. Sotok’s grandchildren, (ii) 10,000 shares owned by the Sotok Family Limited Partnership and (iii) 15,000 shares with respect to which Mr. Sotok has a right to acquire beneficial ownership under options exercisable within 60 days.

(6)

Includes (i) 170,000 shares owned by Mr. Steck’s wife, (ii) 142,857 shares with respect to which Mr. Steck has a right to acquire beneficial ownership within 60 days by converting preferred stock into common stock and (iii) 15,000 shares with respect to which Mr. Steck has a right to acquire beneficial ownership under options exercisable within 60 days.

(7)

Includes (i) 3,146,000 shares owned by the Emilie D. Wierda Living Trust, (ii) 9,000,000 shares owned by the Emilie D. Wierda Grantor Retained Annuity Trust, (iii) 2,500,000 shares owned by the Craig Wierda Grantor Retained Annuity Trust, (iv) 1,000,000 shares owned by the Craig and Emilie Wierda Family Partnership, (v) 42,800 shares owned by Mr. Wierda’s children, (vi) 1,716,571 shares with respect to which the Emilie D. Wierda Living Trust has a right to acquire beneficial ownership within 60 days by converting Class A and Class B preferred stock into common stock, (vii) 965,714 shares with respect to which the Emilie D. Wierda Grantor Retained Annuity Trust has the right to acquire beneficial ownership within 60 days by converting Class A preferred stock into common stock, (viii) 260,000 shares with respect to which the Craig Wierda Grantor Retained Annuity Trust has the right to acquire beneficial ownership within 60 days by converting Class A preferred stock into common stock, and (ix) 15,000 shares with respect to which Mr. Wierda has a right to acquire beneficial ownership under options exercisable within 60 days.

(8)	Includes 19,743,429 shares with respect to which William Blair Mezzanine Capital has a right to acquire beneficial ownership within 60 days by converting Class B preferred stock into common stock.

(9)

Includes 4,328,856 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options and warrants exercisable within 60 days and under preferred stock conversion rights exercisable within 60 days.

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation received by our President and the other executive officers (the “Named Executives”) as of each of the three fiscal years ended December 2002, 2001, and 2000.

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation (2) ($)
William Beckman	2002	$235,097	$0	$0	0	$336
President	2001	238,725	0	0	0	336
	2000	213,330	0	0	107,500	736

Thomas Wallace(3)	2002	192,108	0	0	0	705
COO	2001	188,760	0	0	0	2,304
	2000	0	0	0	0	1,292

Edmund J. Walsh(4)	2002	100,233	0	0	0	555
COO	2001	64,803	0	0	0	722
	2000	0	0	0	0	0

John Brownlow	2002	148,239	0	0	0	682
VP of Sales	2001	89,468	0	0	0	3,144
	2000	43,077	0	0	0	1,460

(1)	Includes amounts deferred by employees pursuant to Section 401(k) and Section 125 of the Internal Revenue Code.

(2)

The amounts disclosed in this column include: (a) amounts contributed to our 401(k) Plan, and (b) the dollar value of premiums paid by us for term life insurance, on behalf of the Named Executives, as follows:

		2002	2001	2000

William Beckman	(a) (b)	$ 0 $336	$ 0 $ 336	$ 0 $ 736
Thomas Wallace	(a) (b)	$369 $336	$1,968 $ 336	$ 0 $ 0
John Brownlow	(a) (b)	$346 $336	$2,808 $ 336	$1,292 $ 168
Edmund Walsh	(a) (b)	$219 $336	$ 526 $ 196	$ 0 $ 0

(3)	Mr. Wallace’s employment with us began January 2001.

(4)	Mr. Walsh’s employment with us began May 2001.

OPTION GRANTS IN LAST FISCAL YEAR

        There were no options granted to the Named Executives during the year ended December 28, 2002.

AGGREGATED STOCK OPTION EXERCISES IN 2002 AND YEAR END OPTION VALUES

        The following table provides information on the number and value of unexercised options at December 28, 2002. No options were exercised during fiscal 2002 by the Named Executives.

			Number of Securities Underlying Unexercised Options at December 28, 2002		Value of Unexercised In the Money Options at December 28, 2002
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William Beckman	0	0	437,500	0	0	0
Thomas Wallace	0	0	70,000	140,000	0	0
John Brownlow	0	0	0	0	0	0
Edmund Walsh	0	0	0	0	0	0

EMPLOYMENT AND SEVERANCE AGREEMENTS

        Mr. Beckman entered into an Employment Agreement with us and Clarion Plastics Technologies, Inc., effective March 1, 1999. The Employment Agreement provides for (a) a base salary of $150,000 for the first year of the contract and $250,000 for the second and subsequent years of the contract, (b) certain bonuses if certain sales objectives are achieved, (c) the grant of options to acquire 450,000 shares at an exercise price of $3.25 per share, and (d) certain employee benefits. Subsequent to the date of the Employment Agreement, the previously granted stock options were cancelled, effective January 1, 2003. The Employment Agreement has a term of six years commencing February 1, 1999, and will be automatically renewed for successive one-year terms unless terminated by either party.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        On October 1, 1999, we acquired Double “J” Molding, Inc. (“Double J”). We issued 850,000 shares of our common stock to the sellers of Double J, which included William Maatman. Of the 850,000 shares issued for the acquisition, 425,000 shares (“Put Shares”) are subject to the terms of stock put agreements (“Put Agreements”) with the sellers which require us to purchase some or all of the Put Shares from the holders at a price of $6.00 per share. Our maximum potential repurchase obligation is $2,550,000. The outstanding put options expire on November 15, 2003 and are exercisable between October 1, 2003 and November 14, 2003. Concurrent with the issuance of these stock put options, we entered into a stock put agreement with Craig Wierda, a member of the Board of Directors, which requires that Mr. Wierda purchase a number of shares of our common stock equal to the product of: (i) the aggregate purchase price paid by us for the Put Shares, divided by the lessor of (ii) the price of our common stock on the date we receive notice of our obligation to perform under the Put Agreements, or (iii) $6.00. Our put options expires on November 25, 2003 and are exercisable between October 1, 2003 and November 14, 2003.

        In December 2002, we settled litigation filed by the former owners of Drake Products Corporation (now known as A&M Holdings, Inc.), the assets of which we acquired in February of fiscal 2000. To effect the settlement, William Blair Mezzanine Capital Fund III, LP (WBMC) and Craig A. Wierda, purchased certain of our debt and related interest owed to A&M. Accrued interest was capitalized, and the debt is now outstanding in the aggregate principal amount of $2,758,000 bearing interest at a rate of 18%. In consideration of the assumption of that debt, we agreed to issue 800 shares of our Series A Convertible Preferred Stock to WBMC and Mr. Wierda if the debt is not paid in full by June 1, 2003.

        During fiscal 2002, we paid Mr. Olmstead $121,000 for consulting services relating to our financial restructuring.

CERTAIN TRANSACTIONS

        Prior to December 27, 2002, Mr. Beckman and Mr. Wallace had loaned us $200,000 and $300,000, respectively, under the terms of the Senior Subordinated Loan Agreement. On December 27, 2002, we converted $189,273 of Mr. Beckman’s debt and accrued interest and $294,622 of Mr. Wallace’s debt and accrued interest into 189 and 295 shares, respectively, of Series A Preferred Stock. $50,112 plus interest and $78,005 plus interest is still owed Mr. Beckman and Mr. Wallace, under the terms of the Senior Subordinated Loan Agreement. In conjunction with the loans made to us, Mr. Beckman and Mr. Wallace were issued warrants to purchase 600,000 and 300,000 shares, respectively, of our common stock at an exercise price of $0.0001 per share. Mr. Beckman transferred 100,000 of the warrants to an uninterested third party and has retained 500,000 of the warrants. Mr. Wallace has exercised his warrant.

STOCKHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company’s common stock with that of the cumulative total return of the NASDAQ Composite and the NASDAQ Industrials for the period March 31, 2000 through December 28, 2002. The following information is based on an annual investment of $100, on March 31, 2000, our common stock, the NASDAQ Composite, and the NASDAQ Industrials, with dividends reinvested.

Clarion Technologies NASDAQ Composite NASDAQ Industrials	3/31/00 $100.00 100.00 100.00	6/30/00 $76.25 86.73 87.04	9/29/00 $73.75 80.32 84.57	12/29/00 $32.50 54.03 61.28
Clarion Technologies NASDAQ Composite NASDAQ Industrials	3/30/01 $31.87 40.24 50.83	6/29/01 $22.00 47.26 62.65	9/28/01 $12.60 32.78 45.06	12/31/01 $ 6.60 42.65 57.40
Clarion Technologies NASDAQ Composite NASDAQ Industrials	3/30/02 $ 3.80 40.35 58.25	6/30/02 $12.80 32.00 49.46	9/30/02 $ 6.40 25.63 38.66	12/31/02 $ 9.20 29.21 42.55

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to Section 16 of the Securities Exchange Act of 1934, our directors and officers, as well as any person holding more than 10 percent of its common stock, are required to report initial statements of ownership of the Company’s securities and changes in such ownership to the Securities and Exchange Commission. Based upon a review of the copies of such forms furnished to the Company, the Company believes that each of Mr. Olmstead, Mr. Walsh and Mr. Brownlow filed their respective Forms 3 late.

INDEPENDENT AUDITORS

        On June 26, 2002, our Board of Directors, with the unanimous recommendation of our Audit Committee, dismissed Ernst & Young LLP (“E&Y”) as our independent auditors. The audit reports of E&Y on our consolidated financial statements for the fiscal years ended December 29, 2001 and December 30, 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During our fiscal years ended December 29, 2001 and December 30, 2000, the through the date of E&Y’s dismissal (a) there were no disagreements with E&Y on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of such disagreement in connection with E&Y’s report on our consolidated financial statements for such years, and (b) there were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.

        We provided E&Y with a copy of the foregoing disclosures, and E&Y in turn provided a letter, dated June 28, 2002, stating its agreement with such statements.

        Also, on June 26, 2002, our Board of Directors, with the unanimous recommendation of our Audit Committee, appointed BDO Seidman LLP (“BDO”) as our independent auditors for our fiscal year ended December 28, 2002. During fiscal 2000 and 2001, and through the date we appointed BDO as our accountant, neither us nor anyone acting on our behalf consulted BDO with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Item 304(a)(2)(ii) of Regulation S-K.

        The Board of Directors, upon recommendation of the Audit Committee, has appointed BDO, as independent auditors, to audit our consolidated financial statements for the year ending December 27, 2003, and to perform other appropriate and permitted services as directed by our management and the Board of Directors. Representatives of BDO will be present at the annual meeting with the opportunity to make a statement if they desire and will be available to respond to questions following the conclusion of the meeting.

DISCLOSURE OF FEES PAID TO INDEPENDENT AUDITORS

        Aggregate fees billed to us for the fiscal year ended December 28, 2002, by our principal accounting firm, BDO Seidman LLP were as follows:

Audit Fees Financial Information Systems Design and Implementation Fees Other Audit Related Fees Other Fees (a) Total all other Fees (b)	$ $ $ $ $	149,172 0 3,300 35,500 38,800

_________________
(a)	Consists primarily of fees paid for tax services.
(b)

The Audit Committee has considered whether the provision of those services described above under all other fees is comparable with maintaining the independence of BDO. Following the adoption of the Sarbanes-Oxley Act and the rules promulgated thereunder, our principal accounting firm is proscribed from offering certain services to us. None of those proscribed services were provided to us in fiscal 2002.

OTHER BUSINESS

        At the date of this Proxy Statement, we have no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly be brought before the Annual Meeting and any adjournments or postponements of the meeting, the Proxies will be voted in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS-2003 ANNUAL MEETING

        Any stockholder proposal intended to be presented at our next annual meeting must be received by us at 38 West Fulton, Suite 300, Grand Rapids, Michigan 49503, not later than January 13, 2004, if you wish the proposal to be included in our proxy materials relating to the annual meeting of stockholders in 2004. Also, if we receive notice of a stockholder proposal after March 29, 2004, the persons named as proxies for the 2004 Annual Meeting of Stockholders will have discretionary voting authority to vote on that proposal at that meeting.

        In addition, our Bylaws contain certain notice and procedural requirements applicable to director nominations and stockholder proposals, irrespective of whether the proposal is to be included in our proxy materials. A copy of our Bylaws has been filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or from us.

MISCELLANEOUS

        In addition to the use of the mail, proxies may be solicited personally or by telephone or telegraph by a few of our regular employees without additional compensation. We may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

        Our Annual Report on Form 10-K for the year ended December 28, 2002, including financial statements, is being mailed to stockholders with this proxy statement.

        Stockholders are urged to date and sign the enclosed proxy and return it promptly to us in the enclosed envelope.

By Order of the Board of Directors,
May 22, 2003	William Beckman President

APPENDIX A

CLARION TECHNOLOGIES, INC.

POLICY REGARDING THE APPROVAL OF
AUDIT AND NONAUDIT SERVICES PROVIDED BY THE
INDEPENDENT AUDITOR

I.	Purpose

Section 10A of the Securities Exchange Act of 1934 requires that all audit and non-audit services provided by the Company's auditors (the "Audit Firm"), be pre-approved by the Company's Audit Committee. This policy sets forth the guidelines and procedures to be followed by the Company prior to the engagement of the Company's Audit Firm to perform audit and non-audit services.

II.	Pre-Approval Requirement

Each service provided by the Audit Firm, both audit and non-audit (a "Permitted Service"), must be pre-approved by the Audit Committee or a Designated Member. The pre-approval of Permitted Services may be given at any time up to one year before commencement of the specified service. Although the Act permits de minimis exceptions to the pre-approval requirements, this policy requires the pre-approval of all Permitted Services. Pre-approval may be of classes of Permitted Services, such as "annual audit services," "tax consulting services," or similar broadly defined predictable or reoccurring services.

III.	Disclosures

The approval of all non-audit services to be performed by the Audit Firm shall be disclosed in the Company's next periodic report following such approval. In addition, the Company shall disclose in each proxy statement filed in connection with Annual Meetings of Shareholders (a) under the caption "Audit Fees," the aggregate fees billed for professional services for the audit of the Company's financial statements for the most recent fiscal year and for reviews of its quarterly reports on Form 10-Q for that year, and (b) under the caption "All Other Fees," the aggregate fees billed for services by the Audit Firm, other than services covered in (a). For the All Other Fees, the Company shall separately disclose which of those fees are "Audit Related Fees," which are required, under applicable SEC rules, to be included in the category of "All Other Fees."

IV.	Prohibited Services The Company may not engage the Audit Firm to provide the non-audit services described below to the Company (the "Prohibited Services").

A.	Bookkeeping or other services related to the Company's accounting records or financial statements.
B.	Financial information systems design and implementation.
C.	Appraisal or valuation services or fairness opinions.
D.	Actuarial services.

E.	Internal audit outsourcing.
F.	Management functions or human resources.
G.	Broker-dealer investment adviser, or investment banking services.
H.	Legal services and expert services unrelated to the audit.
The list of Prohibited Services shall be expanded to include those services that are proscribed by rule by the Securities and Exchange Commission.

V.	Audit Committee Review of Services At each regularly schedule Audit Committee meeting, the Audit Committee shall review the following:
	•	A report summarizing the Permitted Services, or grouping of related services, including fees, provided by the Audit Firm
	•	A listing of newly pre-approved Permitted services since its last regularly scheduled meeting
	•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm
VI.	Effective Date This policy shall be effective immediately upon approval by the Audit Committee.

APPENDIX B

CLARION TECHNOLOGIES, INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.	Purpose

The primary function of the Audit Committee is to assist the Board by overseeing (1) the quality and integrity of the Company's accounting, auditing and reporting practices, (2) the performance of the Company's internal audit function and independent auditor, and (3) the Company's disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.

The Audit Committee shall provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditor and the Board of Directors.

II.	Membership
A.	Independence--The Audit Committee shall be comprised of three or more members, each of whom (1) must qualify as an independent director under the listing requirements of NASDAQ and Section 301 of the Sarbanes-Oxley Act, and (2) shall be free from any relationship to the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic financial and accounting practices and, or before June 30, 2003, at least one member of the Committee shall be a "financial expert" in compliance with the criteria established by the Securities and Exchange Commission.

B.	Appointment--The members shall be nominated by the Nominating the Corporate Governance Committee and appointed annually to one-year terms by the Board. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Audit Committee as Chair.

III.	Meetings and Procedures

Meetings of the Audit Committee shall be subject to the Committee procedure rules set forth in the Company's Bylaws and its own rules of procedure, which shall be consistent with those Bylaws and the following:

A.	The Audit Committee shall meet at least four times annually and more frequently as circumstances require. Each regularly scheduled meeting of the Committee shall conclude with an executive session of the Committee, absent members of management and on such terms and conditions as the Committee may elect. In addition, the Committee may meet periodically with management, the head of the Company's internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or the internal audit department or independent auditors believe should be discussed privately.

	B.	Following each of its meetings, the Audit Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Audit Committee.
	C.	The Audit Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.	Responsibilities and Duties The Audit Committee shall have the following duties and responsibilities:
	A.	Document and Report Review
		1.	Review and update this Charter periodically or as conditions dictate (at least, annually).
2.	Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body or to the public, including any report issued by the independent accountants.

		3.	Review reports of the internal auditor and management's response to such reports.
		4.	Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.
		5.	Review with management and the independent auditors the quarterly report on Form 10-Q prior to its filing.
		6.	Review earnings press releases with management prior to dissemination.
	B.	Independent Accountants
1.	Appoint, approve the compensation of, and provide oversight of the Company's independent auditor, including the removal of the Company's independent auditors. The independent auditors shall report directly to the Committee, and the Committee shall oversee the resolution of any disagreements between management and the independent auditors.

		2.	Administer the Company's Policy Regarding the Approval of Audit and Nonaudit Services Provided by the Independent Auditor.
		3.	Review the independent auditors' attestation and report on management's internal control report, and hold timely discussions with the independent auditors regarding:
(a)	All critical accounting policies and practices;
(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(c)	Other material written communications between the independent auditor and management including, but not limited to, management letter and schedule of unadjusted differences;
(d)	An analysis of the auditor's judgment as to the quality of the Company's accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements; and

(e)	All significant relationships the accountants have with the Company to determine the accountants' objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

4.	At least annually, obtain and review a report by the independent auditor describing:
(a)	The firm's internal quality control procedures;
(b)	Any material issues raised by the most recent internal quality-control review, peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

(c)	All relationships between the independent auditor and the Company; and
(d)	All significant relationships the accountants have with the Company to determine the accountants' objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

C.	Financial Reporting Processes
1.	Review the integrity of the Company's financial reporting process, both internal and external, giving consideration to consultation with management, the independent accountants and the internal auditor.

	2.	Consider and approve, as appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditor.
	3.	Review and approve all related party transactions.
4.	Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, or auditing matters, including procedures necessary to receive and respond to confidential and anonymous submissions by Company employees regarding questionable accounting or auditing matters.

D.	Internal Audit
	1.	Review activities and qualifications of the Company's internal auditors.
E.	Ethical and Legal Compliance
	1.	Review the Company's Code of Business Conduct approved by the Board of Directors, to ensure that management has maintained a system to comply with expected ethical and legal requirements.
	2.	Review, with the Company's counsel, legal compliance matters including corporate securities trading policies.
	3.	Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.
F.	Other
1.	Review with the independent auditors, the internal auditing department and management the extent to which changes or improvement in financial or accounting practices, as approved by the Audit Committee, have been implemented.

	2.	Prepare the report that the SEC requires to be included in the Company's annual Proxy Statement.

3.	To the extent it deems appropriate, obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.
4.	Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

CLARION TECHNOLOGIES, INC.
38 West Fulton, Suite 300, Grand Rapids, Michigan 49503
This Proxy is Solicited by the Board of Directors.
Annual Meeting to be held at The DeVos Communications Center (on the Calvin College Campus),
Lower Level-Room DC015, 3201 Burton Street, S.E., Grand Rapids, Michigan 49546
June 18, 2003, at 9:00 a.m., local time

The undersigned hereby appoints Steven Olmstead and Craig Wierda, and each of them, with power of substitution in each, proxies to vote, as designated on the reverse side, all of the undersigned's shares of Common Stock of CLARION TECHNOLOGIES, INC., at the Annual Meeting of Shareholders to be held on June 18, 2003, and any and all adjournments thereof.

        Properly executed proxies will be voted as marked and, if not marked, will be voted FOR all of the nominees.

1.	Election of Directors - The Board of Directors recommends a vote FOR the nominees named below. (Check Only One Box)
	A.	For all nominees listed below ☐
	B.	For none of the nominees listed below ☐
	C.	For all nominees except names crossed out ☐
		Steven W. Olmstead Frederick A. Sotok	Craig A. Wierda Jack D. Rutherford	Frank T. Steck Anthony Wauterlek	Kenneth La Grand
2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

(To be Dated and Signed on Other Side)

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly returning your completed proxy in the enclosed postage-paid envelope which is addressed to our tabulation service at Computershare Investor Services, Inc., P.O. Box 1596, Denver CO 80201-1596.

Please date, sign exactly as name appears hereon, and mail promptly in the enclosed envelope, which requires no postage if mailed in the United States. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If shares are held jointly, both owners must sign.

Dated:______________________________________, 2003 Signature:________________________________________ Signature:________________________________________